Exhibit 5.1

May __, 2003

Houghton Mifflin Company
222 Berkeley Street
Boston, Massachusetts 02116-3764

Ladies and Gentlemen:

We have acted as counsel to Houghton Mifflin Company, a Massachusetts corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $400,000,000 aggregate principal amount of 9.875% Senior Subordinated Notes due 2013 (the “Senior Subordinated Exchange Notes”) and $600,000,000 aggregate principal amount of 8.250% Senior Notes due 2011 (the “Senior Exchange Notes” and, together with the Senior Subordinated Exchange Notes, the “Exchange Securities”).  The Senior Subordinated Exchange Notes will be issued under an indenture (the “Senior Subordinated Indenture”), dated as of January 30, 2003, between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee, and the Senior Exchange Notes will be issued under an indenture (the “Senior Indenture” and, together with the Senior Subordinated Indenture, the “Indentures”), dated as of January 30, 2003, between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee.  The Senior Subordinated Exchange Notes will be offered by the Company in exchange for $400,000,000 aggregate principal amount of its outstanding 9.875% Senior Subordinated Notes due 2013 (the “Senior Subordinated Securities”) and the Senior Exchange Notes will be offered by the Company in exchange for $600,000,000 aggregate principal amount of its outstanding 8.250% Senior Notes due 2011 (the “Senior Securities” and, together with the Senior Subordinated Securities, the “Securities”).

We have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein.  As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We also have assumed that each of the Indentures is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company has duly authorized, executed and delivered each of the Indentures and (2)  the execution, delivery and performance by the Company of the Indentures and the Exchange Securities do not and will not violate the laws of Massachusetts or any other applicable laws (excepting the laws of the State of New York and the federal laws of the United States).

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (2)  general equitable principles (whether considered in a proceeding in equity or at law)  and (3)  an implied covenant of good faith and fair dealing.

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT